As filed with the Securities and Exchange Commission on May 19, 2008
Registration No. 333-147458

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Wireless Ronin Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1967918
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(Address, including Zip Code, of Principal Executive Offices)

WIRELESS RONIN TECHNOLOGIES, INC. 2007 ASSOCIATE STOCK PURCHASE PLAN
(Full Title of the Plan)

JOHN A. WITHAM	Copies to:
Executive Vice President and Chief Financial Officer
Wireless Ronin Technologies, Inc.
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(952) 564-3500
(Name, address, including zip code,
and telephone number, including
area code, of Agent for Service)	BRETT D. ANDERSON, ESQ. JEN RANDOLPH REISE, ESQ. Briggs and Morgan, P.A. 2200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 (612) 977-8400 (phone) (612) 977-8650 (fax)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount
	Amount To	Maximum	Maximum	of
	Be	Offering Price	Aggregate	Registration
Title of Each Class of Securities To Be Registered	Registered (1)	Per Share (2)	Offering Price	Fee (3)
Wireless Ronin Technologies, Inc. 2007 Associate Stock Purchase Plan Common stock (par value $0.01 per share)	300,000	$2.94	$882,000.00	$27.08

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Wireless Ronin Technologies, Inc. 2007 Associate Stock Purchase Plan (the “Plan”). This registration statement also covers any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act and based upon the average of the high and low sale prices for such stock on November 12, 2007, as reported by the NASDAQ Global Market.

(3)	Previously paid.

EXPLANATORY NOTE
     This Post-Effective Amendment to the Form S-8 Registration Statement of Wireless Ronin Technologies, Inc. (the “Company”) is being filed to register the associated plan interests that may be offered or sold under the Wireless Ronin Technologies, Inc. 2007 Associate Stock Purchase Plan (the “Plan”). A total of 300,000 shares of the company’s common stock, par value $0.01 per share (the “Common Stock”) issuable under the Plan have been previously registered pursuant to the Company’s Form S-8 Registration Statement filed with the Securities and Exchange Commission (“SEC”) on November 16, 2007 (File No. 333-147458).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:
•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2008;

•	Current Reports on Form 8-K filed on January 9, 2008, March 4, 2008 (as to Item 8.01 only), April 4, 2008 and April 8, 2008; and

•	Description of our common stock contained in our Registration Statement on Form 8-A/A (File No. 001-33169) filed on November 27, 2006, as the same may be amended from time to time.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 302A.521, subd. 2, of the Minnesota Statutes requires that we indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (2) acted in good faith, (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the company, or, in the case of performance by a director, officer or employee of the company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company. In addition, Section 302A.521, subd. 3, requires payment by us, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of our board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.
     Our articles of incorporation and by-laws provide that we shall indemnify each of our directors, officers and employees to the fullest extent permissible by Minnesota Statute, as detailed above. We also maintain a director and officer liability insurance policy.

Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See “Exhibit Index.”
Item 9. Undertakings.
(a) Rule 415 Offering. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That:
     (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on May 19, 2008.

WIRELESS RONIN TECHNOLOGIES, INC.
By:	/s/ Jeffrey C. Mack
Jeffrey C. Mack
Chairman of the Board, President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey C. Mack Jeffrey C. Mack	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2008

/s/ John A. Witham John A. Witham	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 19, 2008

/s/ Brian S. Anderson Brian S. Anderson	Vice President and Controller (Principal Accounting Officer)	May 19, 2008

* Dr. William F. Schnell	Director

Geoffrey J. Obeney	Director

* Gregory T. Barnum	Director

* Thomas J. Moudry	Director

* Brett A. Shockley	Director

*By:	/s/ John A. Witham	Attorney-in-Fact	May 19, 2008

John A. Witham

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Pre-Effective Amendment No. 1 to our Form SB-2 filed on October 12, 2006 (File No. 333-136972)).

4.2	By-laws of the Registrant, as amended (incorporated by reference to our Quarterly Report on Form 10-QSB for the period ended September 30, 2007 (File No. 001-33169)).

4.3	Specimen common stock certificate of the Registrant (incorporated by reference to Pre-Effective Amendment No. 1 to our Form SB-2 filed on October 12, 2006 (File No. 333-136972)).

5	Opinion of Briggs and Morgan, Professional Association.*

23.1	Consent of Briggs and Morgan, Professional Association (filed as part of Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Powers of Attorney.*

*	Previously filed.